Exhibit 4.2
AMENDMENT NO. 1 TO RIGHTS AGREEMENT
          This AMENDMENT NO. 1 (this “Amendment”), dated as of November 18, 2009, is made by and between SINA Corporation., a Cayman Islands exempted company (the “Company”), and American Stock Transfer & Trust Company LLC, a New York limited liability trust company, as Rights Agent (the “Rights Agent”).
RECITALS
     A. The Company and the Rights Agent are parties to a Rights Agreement dated as of February 22, 2005 (the “Rights Agreement”).
     B. The Board of Directors of the Company has determined that the modifications to the Rights Agreement set forth herein are necessary and desirable to facilitate the orderly operation of the Rights Plan to the benefit of the Company and the holders of Ordinary Shares of the Company, the Company has accordingly directed the Rights Agent to so amend this Agreement as provided in Section 27 of the Rights Agreement, and the Company and the Rights Agent are accordingly executing this Amendment in order to effectuate such modifications.
     C. Terms used but not defined herein have the meaning ascribed to such terms in the Rights Agreement.
     NOW, THEREFORE, the parties agree as follows:
1. Amendment and Restatement of Section 1(n). Section 1(n) of the Rights Agreement is hereby amended and restated to read in its entirety as follows:
“(n) “Exempt Person” shall mean each of the following: (i) Shanda Interactive Entertainment Limited, a Cayman Islands limited company, (ii) Skyline Media Limited, a British Virgin Islands limited company, (iii) Skyline Capital International Limited, a British Virgin Islands limited company, (iv) Shanda Media Limited, a British Virgin Islands limited company, (v) Tianqiao Chen, a citizen of the Peoples Republic of China, and (vi) any Person who has reported or is required to report such Person is the Beneficial Owner of 10% or more (but less than 11%) of the Ordinary Shares of the Company then outstanding on Schedule 13G under the Exchange Act (or any comparable or successor report) or on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the acquisition or disposition of the Ordinary Shares of the Company) and, within 10 Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired Ordinary Shares of the Company causing its ownership to be 10% or more of the Ordinary Shares of the Company then outstanding inadvertently (including, without limitation, because (A) such person was unaware that he or it was the Beneficial Owner of a percentage of Ordinary Shares of the Company that otherwise would cause such person to be an Acquiring Person, or (B) such Person had no actual knowledge of the potential consequences of being such a Beneficial Owner under this Agreement) and who or which, together with all Affiliates and Associates, thereafter does not acquire additional shares of Ordinary Shares of the Company while the Beneficial Owner of 10% or more of the shares of Ordinary Shares of the Company then outstanding; provided, however, that if the Person requested to so certify fails to do so within 10 Business Days or breaches or violates such certification, then such Person shall no longer be deemed to be an Exempt Person immediately following the expiration of such 10 Business Day period or upon such breach or violation;
but, with respect to clauses (i) through (v) only of this paragraph, each such Exempt Person shall be considered an Exempt Person only to the extent that the Ordinary Shares Beneficially Owned by each such Exempt Person do not exceed the number of shares (A) which both (1) are Beneficially Owned by such Exempt Person on the Rights Issuance Authorization Date and (2) have been publicly disclosed as being Beneficially Owned by such Exempt Person (in a filing with the U.S. Securities and Exchange Commission or in a press release of such Exempt Person) on or prior to the Rights Issuance Authorization Date, plus (B) any additional shares representing, in the aggregate for all persons in clauses (i) through (v) of this paragraph (together with their Affiliates and Associates), not more than one half of one percent (0.5%) of the Ordinary Shares then outstanding.”
2. Governing Law. This Amendment, each Right and each Rights Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State.
3. Counterparts. This Amendment may executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
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[SIGNATURE PAGE FOR AMENDMENT NO 1. TO RIGHTS AGREEMENT]
     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first set forth above.

Attest:	SINA Corporation

/S/ CathyPeng Name: Cathy Peng Title: IR Manager	By:	/S/ Charles Chao Name: Charles Chao Title: Chief Executive Officer

Attest:	American Stock Transfer & Trust Company LLC, As Rights Agent

/S/ Susan Silber Name: Susan Silber Title: Assistant Secretary	By:	/S/ Paula Caroppoli Name: Paula Caroppoli Title: Vice President